NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION

NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of the following securities (together, the 'Funds') issued by Claymore Exchange-Traded Fund Trust (the 'Trust') from listing and registration on the effective date of this Form 25:

Claymore/Morningstar Manufacturing Super Sector Index ETF
(suspended 12/14/2009) (symbol:  MZG)

Claymore/Morningstar Information Super Sector Index ETF
(suspended 12/14/2009) (symbol:  MZN)

Claymore/Morningstar Services Super Sector Index ETF
(suspended 12/14/2009) (symbol:  MZO)

Claymore U.S.-1 - The Capital Markets Index ETF
(suspended 12/14/2009) (symbol:  UEM)

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation was notified that the Trust's Board of Trustees determined that closing the Funds was in the best interests of the Funds and the Funds' shareholders. Accordingly, the Funds were suspended from trading on NYSE Arca prior to the opening of business on the date noted.